EXHIBIT 10.5

SOLERA NATIONAL BANCORP, INC.

NOTICE OF CASH-BASED PERFORMANCE AWARD

Award No.:

Executive:	(the “Executive”)

Notice:

You have been granted the following cash-based performance award (the “Award”) in accordance with the terms of this Notice of Cash-Based Performance Award (the “Notice”) and the attached Cash-Based Performance Agreement (the “Agreement”).

Date of Grant:	(the “Grant Date”)

Grant of Award and Performance Goal:

Solera National Bancorp, Inc. (the “Company”) hereby awards to the Executive the Award. The actual payment amount (the “Payment Amount”) will depend on the level of achievement of the performance goal(s) (the “Performance Goal”) of the residential mortgage division (the “Division”) of the Company for each of the years ended                                            (each annual period, a “Performance Period”).

	Performance Period:	Performance Goal

Your signature below indicates your agreement and understanding that this Notice is subject to all of the terms and conditions contained in the Agreement. PLEASE BE SURE TO READ ALL OF THIS NOTICE AND THE AGREEMENT, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS NOTICE OF CASH-BASED PERFORMANCE AWARD.

EXECUTIVE		SOLERA NATIONAL BANCORP, INC.

By:	By:
Name:	Name:
Title:

SOLERA NATIONAL BANCORP, INC.

CASH-BASED PERFORMANCE AWARD AGREEMENT

1.                                 Cash-Based Performance Award.  Solera National Bancorp, Inc., a Delaware corporation (the “Company”), hereby grants to the Executive a cash-based performance award (the “Award”) set forth in the Notice of Cash-Based Performance Award (the “Notice”) attached to this Cash-Based Performance Award Agreement (this “Agreement”). Unless otherwise provided herein, capitalized terms herein shall have the same meanings as in the Notice.

2.                                      Award.

(a)                                 In General. The Award shall be subject to the level of achievement of the Performance Goal set forth in the Notice. The Award entitles the Executive to a cash payment (subject to Section 2(c) below) from the Company after the last day of the Performance Period (the “Computation Date”) in an amount determined by the level of achievement of the Performance Goal as set forth in the Notice.

(b)                                 The Award and payment of the Payment Amount are contingent, in whole or in part, upon (i) the Executive’s continuous active service with the Company or any of its subsidiaries through the end of the Computation Date of each Performance Period (the “Continuous Service Requirement”), and (ii) the level of achievement of the Performance Goal as outlined in the Notice.  The level of achievement of the Performance Goal will be determined in accordance with the Notice and the terms hereof. After the end of the Computation Date, the Compensation Committee (the “Committee”) of the Board of Directors of the Company will determine the extent to which the Performance Goal was achieved, if at all, and will certify the level of achievement with respect to such Performance Goal and the Payment Amount, subject to Executive’s satisfaction of the Continuous Service Requirement.  In the event the Executive’s employment with the Company is terminated pursuant to the Executive Employment Agreement dated November 30, 2012 (the “Employment Agreement”), between the Executive and the Company, prior to the occurrence of a Computation Date, then the Executive shall, for no consideration, immediately forfeit to the Company the Award and the Executive will not have any further rights with respect to the Award.

(c)                                  Portion of Payment Amount Paid in Shares of Common Stock. At the discretion of the Committee, up to twenty-five percent (25%) of the Payment Amount for each Performance Period may be paid in the form of common stock, $0.01 par value per share (“Common Stock”), of the Company (the “Shares”).  The Shares payable to the Executive shall be in the form of registered and freely tradable shares of Common Stock valued at a price per share equal to the closing price of the Common Stock on the day immediately preceding the Payment Date (as defined below).

3.                                 Delivery of the Shares; Shareholder Rights.  On the Payment Date, any Shares issued pursuant to Section 2(c) will be issued and delivered to a book entry account maintained by the Company’s transfer agent. Thereafter, the Executive shall be entitled to the rights and privileges of a shareholder of the Company in respect to any Shares, including the right to vote and receive dividends.

4.                                 Settlement.

(a)         Subject to Sections 2(b) and 2(c), the date of the payment (the “Payment Date”) of any Payment Amount to which the Executive may be entitled will be made no later than March 15th of the calendar year following the calendar year in which the last day of the Performance Period occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)); provided that the Company will use its best efforts to make payments within forty-five (45) days after a Computation Date.

(b)         The Executive does not have and will not receive a right to defer receipt of the Payment Amount or any Shares.

5.                                 Taxes.

(a)                       Tax Liability.  The Executive is ultimately liable and responsible for all taxes owed by the Executive in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant of the Award or the subsequent sale of any Shares. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Executive’s tax liability.

(b)                     Payment of Withholding Taxes.  The Company will deduct and withhold, or cause to be withheld, from the Executive’s payment(s) made under this Agreement, or from any other payment to the Executive, an amount necessary to satisfy any and all tax withholding obligations arising under applicable local, state, federal, or foreign laws associated with such payment and/or issuance of Shares.  The Company may take any other action as may in its opinion be necessary to satisfy all obligations for the payment and withholding of such taxes.

(c) THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS DIRECTED HIM OR HER TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE AND THE INCOME TAX LAWS OF ANY MUNICIPALITY OR STATE IN WHICH HE OR SHE MAY RESIDE.

6.                                      No Effect on Employment or Service.  The Executive’s employment with the Company is pursuant to the Employment Agreement. Accordingly, nothing in this Agreement shall confer upon the Executive any right to continue to be employed by the Company or shall interfere with, or restrict in any way, the rights of the Company pursuant to the Employment Agreement.

7.                                      Address for Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, Attn: Chief Financial Officer, at the Company’s headquarters, 319 S. Sheridan Boulevard, Lakewood, Colorado 80226, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Executive will be addressed to such Executive at the address maintained by the Company for such person or at such other address as the Executive may specify in writing to the Company.

8.                                      Award is Not Transferable.  The Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.

Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

9.                                      Restrictions on Sale of Securities.  Any Shares issued under the Award shall have been registered under the Securities Act of 1933, as amended (the “Securities Act”). If the Executive is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Executive may not sell the Shares received unless in compliance with Rule 144. Further, the Executive’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies and any other applicable securities laws. The Executive acknowledges and agrees that, prior to the sale of any Shares acquired under the Award; it is the Executive’s responsibility to determine whether or not such sale of such Shares will subject the Executive to liability under insider trading rules or other applicable federal securities laws.

10.                               Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

11.                               Conditions for Issuance of Shares.  The Company shall not be required to issue on its books or list in street name with a brokerage company or otherwise issue any certificate or certificates upon the payment of any Shares hereunder prior to fulfillment of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable.

12.                               Committee Authority.  All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Executive, the Company and all other persons, and will be given the maximum deference permitted by law. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

13.                               Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14.                               Provisions Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

15.                               Entire Agreement.  This Agreement and the Notice constitute the entire understanding of the parties relating to the subjects covered herein. The Executive expressly warrants that he or she is not executing the Notice in reliance on any promises, representations or inducements other than those contained herein.

16.                               Modifications to this Agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless made in writing signed by the Executive and a duly authorized officer of the Company.  All modifications of or amendments to this Agreement must either (a) comply with Section 409A of the Code or (b) not cause this Award to be subject to Section 409A of the Code if this Award is not already subject to Section 409A of the Code.

17.                               Recoupment Policy.  Notwithstanding the payment terms of this Agreement, the Award is subject to any compensatory recovery (clawback) policy in effect at the time of each Payment Date.

18.                               Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to its conflict of law provisions.

19.                               Data Protection. By accepting the Award, the Executive agrees and consents:

(a)                                 to the collection, use, processing and transfer by the Company of certain personal information about the Executive, including the Executive’s name, home address and telephone number, date of birth, other employee information, details of the money paid to the Executive, and any Shares issued or transferred to the Executive pursuant to this Agreement (“Data”); and

(b)                                 to the Company transferring Data to any subsidiary or affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and

(c)                                  to the use of such Data by any person for such purposes; and

(d)                                 to the transfer to and retention of such Data by third parties in connection with such purposes.

20.                               Regulatory Matters/Compliance with Laws. In the event that the grant, exercise, vesting, payment, settlement, delivery of cash, the Shares or accrual of this Award or any term of this Award is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”)) or any applicable regulation or other guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency (a “Governmental Restriction”), in each case, as determined by the Committee in its sole discretion, then the Committee may unilaterally modify the terms of this Award in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of Executive, such consent being given through Executive’s acceptance of this Award. Such modifications may include, without limitation, the addition of grant, exercise, vesting conditions, the delay or cessation of vesting, payment, settlement, delivery of Common Stock or accrual of this Award, and the cancellation for no consideration of all or a portion of this Award. In addition, any cash or Common Stock acquired by the Executive pursuant to the Award, or any proceeds from the disposition of any such shares of Common Stock, shall be subject to forfeiture and return to the Company to the extent required by a Governmental Restriction.

21.                               Executive Acknowledgements.  The Executive represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof. The Executive has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and fully understands all provisions of this Agreement and the Notice.